Exhibit 99.1

Orion Energy Systems, Inc. Announces Fiscal 2012

Second Quarter Results; Reaffirms Fiscal 2012 Guidance

Record backlog heading into back half of fiscal year

MANITOWOC, Wis. —November 2, 2011 (BUSINESS WIRE) Orion Energy Systems, Inc. (NYSE Amex: OESX), a leading power technology enterprise, announced today its financial results for its fiscal 2012 second quarter and fiscal year-to-date period ended September 30, 2011.

Second Quarter of Fiscal 2012

For the second quarter of fiscal 2012, Orion reported revenues of $19.3 million, a 21% increase compared to $15.9 million for the second quarter of fiscal 2011.

Total backlog at the end of the second quarter of fiscal 2012 was a record $23.6 million compared to $13.7 million at the end of the fiscal 2011 second quarter and $11.6 million at the end of the first quarter of fiscal 2012.

For the second quarter of fiscal 2012, the Company reported a net loss of $(0.1) million, or $(0.00) per share. For the second quarter of fiscal 2011, the Company’s net income was $0.5 million, or $0.02 per share.

First Half of Fiscal 2012

For the first six months of fiscal 2012, revenues were $42.0 million, a 28% increase compared to $32.8 million for the same period in fiscal 2011.

For the first six months of fiscal 2012, the Company reported a net loss of $(0.3 million), or $(0.01) per share, compared to break-even, or $0.00 per share for the same period of fiscal 2011.

Key Business Highlights

During the second quarter of fiscal 2012:

•

Orion increased the number of facilities retrofitted with its Compact Modular high-intensity fluorescent lighting technology to 7,368 as of the end of the fiscal 2012 second quarter (compared to 7,097 as of the end of the first quarter of fiscal 2012), representing 1.1 billion square feet of installed facilities.

•

Total deployments of the Company’s InteLite® wireless controls increased to 681 customer locations, consisting of 86,329 dynamic control devices (or transceivers) and 592 control panels (compared to 78,564 transceivers and 580 control panels as of the end of the first quarter of fiscal 2012). The deployments represent 38.8 million square feet of installed facilities as of the end of the second quarter of fiscal 2012 (compared to 35.4 million square feet as of the end of the first quarter of fiscal 2012).

•

Total Apollo® solar light pipes installed increased to 14,021 total units (compared to 12,602 total units as of the end of the first quarter 2012), representing 6.3 million square feet of installed facilities as of the end of the second quarter of fiscal 2012 (compared to 5.7 million square feet of installed facilities as of the end of the first quarter of fiscal 2012).

•

In September 2011, Orion completed a $10.0 million Orion Throughput Agreement (OTA) credit facility with J.P. Morgan Chase NA to further support its growing OTA volume. The new OTA facility provided $5.0 million of immediate available funding ($1.8 million of which was immediately utilized) and the potential for an additional $5.0 million of funding upon the achievement of certain financial conditions. The completed debt agreement represents the fourth individual tranche of funding secured for financing OTA contracts during the past 12 months. The Company now has multiple sources to finance its OTA contracts.

Neal Verfuerth, Chief Executive Officer of Orion commented, “We are pleased to report a strong first half, with double-digit revenue growth versus our prior year first half, while improving operating margins as well. Our record backlog heading into the back half of fiscal 2012 along with current strong customer orders provides us good visibility while further validating our 2012 guidance.”

Fiscal 2012 Outlook

For fiscal 2012, the Company reaffirms its previously provided annual revenue and earnings per share guidance. The Company continues to expect revenue to be between $112 million and $118 million and its fiscal 2012 earnings per share to be between $0.18 and $0.22 per diluted share.

The Company currently expects the forecasted ranges for other key financial-statement line items and metrics for fiscal 2012 to be as follows:

•	Gross margin – 33.2% to 35.2%

•	Operating margin – 7.0% to 8.0%

•	Effective tax rate – approximately 40.0%

•	Diluted share count – 23.9 to 24.7 million

•	Capital spending (excluding OTA contract financing) - $3.0 to $3.4 million

•	Depreciation and amortization - $3.6 to $4.0 million

•	Stock-based compensation expense - $1.7 to $2.1 million

The above guidance is based on the Company’s current expectations. These statements are forward-looking and actual results may differ materially. The Company assumes no obligation to publicly update or revise its outlook. Investors are reminded that actual results may differ, and may differ materially, from these estimates for the reasons described below under the caption “Safe Harbor Statement” and in the Company’s filings with the Securities and Exchange Commission.

Cash, Debt and Liquidity Position

Orion had $15.6 million in cash and cash equivalents and $1.0 million in short-term investments as of September 30, 2011, compared to $11.6 million and $1.0 million, respectively, as of March 31, 2011. Total short and long-term debt was $9.3 million as of September 30, 2011, compared to $5.4 million as of March 31, 2011. There were no borrowings outstanding under the Company’s revolving credit facility as of September 30, 2011, which has an availability of $13.3 million.

Supplemental Information

In conjunction with this press release, Orion has posted supplemental information on its website which further discusses the financial performance of the Company for the three and six months ended September 30, 2011. The purpose of the supplemental information is to provide further discussion and analysis of the Company’s financial results for the second quarter and year-to-date of fiscal year 2012. The supplemental information can be found in the Investor Relations section of Orion’s Web site at http://investor.oriones.com/events.cfm.

Conference Call

Orion will host a conference call on Wednesday, November 2, 2011 at 5:00 p.m. Eastern (4:00 p.m. Central/2:00 p.m. Pacific) to discuss details regarding its fiscal 2012 second quarter performance. Domestic callers may access the earnings conference call by dialing 877-754-5294 (international callers, dial 678-894-3013). Investors and other interested parties may also go to the Investor Relations section of Orion’s Web site at http://investor.oriones.com/events.cfm for a live webcast of the conference call. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the webcast.

About Orion Energy Systems

Orion Energy Systems, Inc. (NYSE Amex: OESX) is a leading power technology enterprise that designs, manufactures and deploys energy management systems – consisting primarily of high-performance, energy efficient lighting platforms, intelligent wireless control systems and direct renewable solar technology for commercial and industrial customers – without compromising their quantity or quality of light. Since December 2001, Orion’s technology has benefitted its customers and the environment by reducing its customers:

•	Energy demand by 678,531 kilowatts, or 18.0 billion kilowatt-hours;

•	Energy costs by approximately $1.4 billion; and

•	Indirect carbon dioxide emission by 11.7 million tons.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) deterioration of market conditions, including customer capital expenditure budgets; (ii) our ability to compete and execute our growth strategy in a highly competitive market and our ability to respond successfully to market competition; (iii) increasing duration of customer sales cycles; (iv) the market acceptance of our products and services, including increasing customer preference to purchase our products through our Orion Throughput Agreements, or OTAs, rather than through cash purchases; (v) our ability to effectively manage the credit risk associated with our increasing reliance on OTA contracts; (vi) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture our products; (vii) loss of one or more key employees, customers or suppliers, including key contacts at such customers; (viii) our ability to effectively manage our product inventory to provide our products to customers on a timely basis; (ix) the increasing relative volume of our product sales through our wholesale channel; (x) a reduction in the price of electricity; (xi) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xii) increased competition from government subsidies and utility incentive programs; (xiii) dependence on customers’ capital budgets for sales of products and services; (xiv) our development of, and participation in, new product and technology offerings or applications; the availability of additional debt financing and/or equity capital; (xv) legal proceedings; and (xvi) potential warranty claims. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and Orion undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oesx.com in the Investor Relations section of our Web site.

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2010	2011	2010	2011
Product revenue	$15,086	$18,718	$30,844	$40,397
Service revenue	767	542	1,986	1,637

Total revenue	15,853	19,260	32,830	42,034
Cost of product revenue	9,745	12,059	20,053	27,063
Cost of service revenue	498	382	1,415	1,116

Total cost of revenue	10,243	12,441	21,468	28,179

Gross profit	5,610	6,819	11,362	13,855
Operating expenses:
General and administrative	2,988	2,724	5,933	5,800
Sales and marketing	3,299	3,736	6,889	7,504
Research and development	573	593	1,183	1,215

Total operating expenses	6,860	7,053	14,005	14,519

Loss from operations	(1,250)	(234)	(2,643)	(664)
Other income (expense):
Interest expense	(55)	(150)	(124)	(237)
Dividend and interest income	153	214	246	368

Total other income (expense)	98	64	122	131

Loss before income tax	(1,152)	(170)	(2,521)	(533)
Income tax expense (benefit)	(1,692)	(71)	(2,525)	(215

Net income (loss)	$540	$(99)	$4	$(318)

Basic net income (loss) per share	$0.02	$0.00	$0.00	$(0.01)
Weighted-average common shares outstanding	22,638,638	22,989,502	22,581,188	22,955,655
Diluted net income (loss) per share	$0.02	$0.00	$0.00	$(0.01)
Weighted-average common shares outstanding	22,901,590	22,989,502	23,007,067	22,955,655

The following amounts of stock-based compensation were recorded (in thousands):

	Three Months Ended September 30,		Six Months Ended September 30,
	2010	2011	2010	2011
Cost of product revenue	$38	$35	$74	$77
General and administrative	173	140	271	296
Sales and marketing	145	124	254	272
Research and development	7	7	12	12

Total	$363	$306	$611	$657

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2011	September 30, 2011
Assets
Cash and cash equivalents	$11,560	$15,559
Short-term investments	1,011	1,014
Accounts receivable, net of allowances of $436 and $485	27,618	21,637
Inventories, net	29,507	32,844
Deferred tax assets	947	1,268
Prepaid expenses and other current assets	2,499	4,052

Total current assets	73,142	76,374
Property and equipment, net	30,017	30,233
Patents and licenses, net	1,620	1,677
Long-term accounts receivable	6,030	7,948
Deferred tax assets	2,112	2,358
Other long-term assets	2,069	1,984

Total assets	$114,990	$120,574

Liabilities and Shareholders’ Equity
Accounts payable	$12,479	$10,384
Accrued expenses and other	2,324	2,683
Deferred revenue, current	262	3,077
Current maturities of long-term debt	1,137	2,351

Total current liabilities	16,202	18,495
Long-term debt, less current maturities	4,225	6,930
Deferred revenue, long-term	1,777	1,583
Other long-term liabilities	399	400

Total liabilities	22,603	27,408

Additional paid-in capital	124,805	126,002
Treasury stock	(31,708)	(31,757)
Shareholder notes receivable	(193)	(244)
Accumulated deficit	(517)	(835)

Total shareholders’ equity	92,387	93,166

Total liabilities and shareholders’ equity	$114,990	$120,574

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended September 30,
	2010	2011
Operating activities
Net income (loss)	$4	$(318)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,543	1,876
Stock-based compensation expense	611	657
Deferred income tax benefit	(1,374)	(567)
Change in allowance for notes and accounts receivable	64	49
Other	34	37
Changes in operating assets and liabilities:
Accounts receivable, current and long-term	2,546	4,014
Inventories	(7,715)	(3,337)
Prepaid expenses and other assets	(6,454)	(1,373)
Deferred revenue, current and long-term	991	2,621
Accounts payable	1,474	(2,095)
Accrued expenses and other liabilities	(357)	360

Net cash (used in) provided by operating activities	(8,633)	1,924
Investing activities
Purchase of property and equipment	(1,957)	(2,003)
Purchase of property and equipment leased to customers under operating leases	(1,630)	(3)
Purchase of short-term investments	(7)	(3)
Additions to patents and licenses	(110)	(125)
Long-term assets	(330)	—
Proceeds from sales of property, plant and equipment	1	1

Net cash used in investing activities	(4,033)	(2,133)
Financing activities
Payment of long-term debt	(271)	(664)
Proceeds from long-term debt	2,689	4,583
Proceeds from repayment of shareholder notes	—	13
Excess tax benefits from stock-based compensation	—	271
Deferred financing costs and offering costs	(61)	(113)
Proceeds from issuance of common stock	269	118

Net cash provided by financing activities	2,626	4,208

Net (decrease) increase in cash and cash equivalents	(10,040)	3,999
Cash and cash equivalents at beginning of period	23,364	11,560

Cash and cash equivalents at end of period	$13,324	$15,559

Investor Relations Contact

Scott Jensen

Chief Financial Officer

Orion Energy Systems

(920) 892-5454

sjensen@oesx.com